CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES PRICING OF FOLLOW-ON OFFERING OF COMMON STOCK

NEW YORK, NY, October 28, 2011 — American Realty Capital Properties, Inc., (“ARCP” or the “Company”) announced today the pricing of its underwritten public offering of 1,500,000 shares of its common stock at a price of $10.50 per share, less underwriting discounts and commissions. The Company expects the transaction to close on November 2, 2011.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) and Maxim Group LLC, are acting as the representatives of the underwriters and the joint book-running managers of the offering. National Securities Corporation and Aegis Capital Corp. are acting as co-managing underwriters for the offering.

The Company intends to use the net proceeds from the offering to make additional property acquisitions, pay related fees and expenses, and for general working capital purposes.

“The properties we are acquiring are consistent with our investment strategy,” observed Nicholas S. Schorsch, Chairman and Chief Executive Officer of the Company. “We are growing and diversifying our portfolio of free-standing single tenant, net lease properties, adding 29 quality locations occupied by three superb corporate credit tenants (Walgreens, Advance Auto and Dollar General).  The additional acquisitions increase our portfolio’s tenant and geographic diversification.”

American Realty Capital Properties, Inc. is publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust (“REIT”) focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

The shares of common stock are being offered pursuant to an effective registration statement that the Company previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of a prospectus. A copy of the preliminary prospectus and prospectus relating to the offering may be obtained at the following address:

Ladenburg Thalmann & Co. Inc.
Attn: Syndicate Department
58 South Service Road, Suite 160
Melville, New York 11747
Telephone: 631-270-1600
Fax: 631-270-1998

Investors may also obtain these documents free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

An investor should read the Company’s preliminary prospectus and prospectus carefully before investing. The preliminary prospectus and prospectus contain important information about the Company and its investment objective and policies, risks, charges and expenses.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.